Exhibit 4.29

PROMISSORY NOTE COMBINATION #6 EXTENSION AGREEMENT

This Promissory Note Combination #6 Extension Agreement, hereinafter referred to as “Combination #6 Extension”, entered into this Sixteenth day of November, 2012, by and among Intellinetics, Inc, hereinafter called “Maker” and Alpharion Capital Partners, hereinafter called “Lender”.

WHEREAS, Maker and Lender have entered into a Promissory Note Combination #6 dated October 2, 2012 for the amount of NINETY FOUR THOUSAND and 00/100 DOLLARS ($94,000), hereinafter referred to as “Note Combination #6”. Said Note Combination #6 was originally due on a due date of November 16, 2012.

WHEREAS, Maker and Lender desire to enter into this Combination #6 Extension Agreement in order to extend the due date of the Note Combination #6 for an additional thirty days to December 16, 2012.

NOW, THEREFORE, it is dually agreed by both Maker and Lender to extend the due date of the Note Combination #6 to December 16, 2012.

IN WITNESS WHEREOF, the undersigned Maker and Lender has duly executed this

Combination #6 Extension as of the day and year above first written.

INTELLINETICS, INC.

By: /s/William J. Santiago

ALPHARION CAPITAL PARTNERS, INC.

By: /s/Rick Hughes